FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Michael Wachs, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions of America Reports Record Third Quarter Revenue and Net Income

Quarterly Revenue Increases 157%, EBITDA Rises 308%, Net Income Jumps 244%, Diluted EPS of 8 Cents Increases 166.7%

Company Increases Full-Year 2005 Diluted EPS Guidance to $0.25 to $0.27 from $0.23 to $0.25 Per Diluted Share; Provides Fiscal 2006 EPS Guidance of $0.42 to $0.46 Per Diluted Share

Dallas, November 14, 2005 - (PRNewswire-FirstCall) - Home Solutions of America, Inc. (AMEX: HOM), a provider of recovery, restoration and rebuilding/remodeling services, announced today record third quarter financial results for the period ended September 30, 2005. The Company generated third quarter revenue of $20.4 million, a 157% increase versus the same period in 2004 when Home Solutions had revenue of $7.9 million. Home Solutions generated $4.9 million of EBITDA (which includes $3.5 million of operating income and $1.4 million of depreciation, amortization and variable option expense) during the 2005 third quarter versus EBITDA of $1.2 million (which includes $1.0 million of operating income plus $0.2 million of depreciation and amortization) during the 2004 third quarter. The Company generated 2005 third quarter net income of $2.4 million, or $0.08 per diluted share, compared to $0.7 million or $0.03 per diluted share in the year earlier period.  This includes a $0.01 cent non-cash charge for acceleration of amortization of costs related to the conversion of preferred stock. The Company had quarterly weighted average fully diluted outstanding shares of 27.8 million for the 2005 fiscal third quarter, compared to 17.0 million for the same period in fiscal 2004.

For the nine months ended September 30, 2005, the Company generated revenue of $45.8 million, an increase of 107% compared to $22.1 million for the first nine months of 2004.  The Company generated $9.0 million in EBITDA (which includes $7.0 million of operating income and $2.0 million of depreciation, amortization and variable option expense) compared to $3.0 million (which includes $2.4 million of operating income plus $0.6 million of depreciation and amortization) in the first nine months of fiscal 2004. The Company reported net income of $4.4 million, or $0.18 per diluted share for the nine months ended September 30, 2005, compared to $1.7 million, or $0.07 per diluted share for the first nine months of fiscal 2004. The Company had year-to-date weighted average fully diluted outstanding shares of 23.2 million as of September 30, 2005, compared to 16.9 million at September 30, 2004.

The Company ended the third quarter with approximately $5 million in cash and cash equivalents. Total indebtedness increased from $15 million at the end of the second quarter of fiscal 2005 to $26 million at the end of the third quarter of 2005 as a result of the acquisition of FERS and the Seller Note the Company issued. The Company's net indebtedness to projected 2005 EBITDA is approximately 1.5 to 1, at the low range of historical levels.

 "We are extremely pleased by the strong third quarter we recently completed," said Frank Fradella, Chairman and CEO of Home Solutions. "The acquisition of substantially all the assets of Florida Environmental Restoration Services, Inc. and the integration of those assets with our new operations in Louisiana, Mississippi and Texas has dramatically propelled our revenues and operating profits as we responded to the demand for our Recovery Services in the hurricane affected areas.  While the hurricane activity has undoubtedly served as a catalyst for our business, we believe we have positioned the Company, through synergies between our businesses, for strong growth during the fourth quarter and 2006, as we are now able to offer customers not only Recovery Services, but a full line of Restoration and Rebuilding/Remodeling services."

Business Outlook:

The Company raised its outlook for fiscal 2005 for the third time this year. It now expects to generate record full-year revenue of $73.0 to $76.0 million, compared to previous guidance of $70.0 to $75.0 million. It expects record EBITDA of $14.0 to $15.0 million, compared to previous expectations of $11.0 to $12.0 million. Home Solutions increased its 2005 guidance for fully diluted earnings per share to $0.25 to $0.27 compared to previous expectations of $0.23 to $0.25 per diluted share. This guidance assumes that the Company's tax rate for GAAP purposes will increase from 10% in the third quarter to an effective rate of approximately 34% in the fourth quarter.

The Company today also issued the following outlook for 2006.  The Company expects to generate full-year 2006 revenue of $130.0 million to $140.0 million.  It expects EBITDA of $25.0 million to $28.0 million.  Home Solutions expects earnings per fully diluted share of $0.42 to $0.46. The fiscal 2006 guidance excludes any potential impact from storms, hurricanes or other weather-related events that may occur during the year. The Company expects its tax rate in 2006 to be approximately 34%. During the balance of fiscal 2005 and during 2006, the Company expects to make investments from the cash flow it generates to further build the infrastructure necessary to support its growth, including through strategic acquisitions.

The Company will hold a conference call and webcast at 9:00 am eastern time today. Interested participants should call (888) 554-9234 for domestic access or (706) 758-0142 for international access. Please reference Conference I.D. Number 2467852.

There will be a playback available until midnight, December 14, 2005. To listen to the playback, please call (800) 642-1687 for domestic access or (706) 645-9291 for international access. Please use pass code 2467852 for the replay.

This call is being webcast and can be accessed at Home Solutions' Web site at www.homcorp.com until December 15, 2005.

The Company also announced today that it has moved its corporate offices to the following address:  1500 Dragon Street Suite B Dallas, Texas  75207.

Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana, Home Solutions Restoration of Louisiana provides Recovery Restoration Services in Florida, Louisiana, Mississippi and Texas and Fiber Seal Systems is a national licensor of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/ .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HOME SOLUTIONS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Per Share Data)
(Unaudited)
September 30,
2005
ASSETS
Current assets:
Cash	$5,059
Accounts receivable, net of allowance for doubtful accounts of $557	16,742
Note receivable	886
Inventories	2,014
Costs in excess of billings	82
Prepaid expenses and other current assets	806
Assets held for sale	940
Total current assets	26,529

Property and equipment, net of accumulated depreciation of $1,004	2,903
Intangibles, net of accumulated amortization of $782	8,123

Goodwill	36,260

Due from related party	5

Other assets	140
$73,960
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,033
Current portion of debt	17,557
Current portion of capital lease obligations	73
Billings in excess of costs	1,219
Due to related party	492
Notes payable to related party	750
Total current liabilities	27,124
Long-term liabilities:
Debt, net of current portion	7,038
Minority interest	431
Capital lease obligations, net of current portion	104
Total liabilities	34,697

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 50,000 shares authorized; 28,224 shares issued and outstanding	28
Additional paid-in capital	56,528
Accumulated deficit	(17,293)
Total stockholders' equity	39,263
$73,960

HOME SOLUTIONS OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$20,376	$7,943	$45,793	$22,131

Costs and expenses:
Cost of sales	11,261	4,266	25,648	11,949
Selling, general and administrative expenses	5,642	2,651	13,186	7,817
	16,903	6,917	38,834	19,766

Operating income	3,473	1,026	6,959	2,365

Other income (expense):
Gain(loss) on sale of assets	25	(3)	26	(14)
Interest income	15	7	46	10
Interest expense	(641)	(175)	(1,434)	(483)
Other income	28	23	75	199
Total other (expense)	(573)	(148)	(1,287)	(288)

Income before income taxes and minority interest	2,900	878	5,672	2,077

Income taxes	(292)	-	(498)	-

Minority interest in income of consolidated subsidiary	(252)	(193)	(731)	(386)

Net income	$2,356	$685	$4,443	$1,691

Net income available to common stockholders per share:
Basic	$0.08	$0.03	$0.18	$0.08
Diluted	0.08	0.03	0.18	0.07

Weighted average number of common shares outstanding:
Basic	23,737	16,528	20,569	16,248
Diluted	27,833	16,950	23,171	16,899